Exhibit 99.1



For Release:  Tuesday, April 18, 2006

Contact:  Douglas Stewart, President-CEO
          Debra Geuy, Chief Financial Officer


                 PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
                         EARNINGS AND DECLARES DIVIDEND

Sidney, Ohio OTCBB - "PSFC"

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation announced today the Corporation's results for the third quarter of fiscal 2006 and nine month results for the period ending March 31, 2006, as well as a regular quarterly dividend to be paid to its shareholders.

Net income for the quarter ended March 31, 2006 was $242,000, or $0.18 basic and diluted earnings per share compared to $270,000, or $0.20 basic and diluted earnings per share for the same quarter in 2005. The decrease in net income for the current quarter was primarily due to an increase in noninterest expense of $60,000 resulting from normal increases in compensation and benefits expense, increased costs associated with an upgraded computer processing system and increased professional fees resulting from new government regulations and requirements. The increase in noninterest expense was partially offset by an increase of $13,000 in net interest income and a decrease of $16,000 in income tax expense.

The Corporation's year to date net income for the nine months ended March 31, 2006 was $767,000, compared to $764,000 for the same period a year ago. Net income for both periods equaled $0.56 basic and diluted earnings per share. The year to date comparison represents an increase in net income of $3,000 for the current year. For the nine-month comparison, the Corporation realized an increase in net interest income of $135,000 resulting from an improvement in the net interest rate spread between interest earning assets and interest bearing liabilities. Noninterest income also increased $30,000 primarily due to a $25,000 loss recorded on real estate owned properties that occurred in the prior year coupled with a decrease of $10,000 in provisions for loan losses during the current period. The increases to net income were partially offset by an increase of $171,000 in noninterest expense for the current nine-month period for the same reasons as previously discussed in the three-month comparison.

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On April 13, 2006, the Board of Directors declared a quarterly dividend of $0.16 per share for record holders as of April 30, 2006. The dividend will be payable on May 15, 2006. At March 31, 2006, Peoples-Sidney Financial Corporation had assets of $137.8 million and shareholders' equity of $17.3 million.

The Board of Directors also announced the extension of the current stock repurchase program for another twelve-month period. To date a total of 32,500 shares have been repurchased in the open market at a weighted average price of $15.36 per share. There are 39,100 shares remaining in the 5% stock repurchase program that was announced on April 19, 2005. Total shares outstanding as of March 31, 2006 were l,400,148.

      When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.